EXHIBIT 99.2
CONNETICS INTRODUCES 2006 FINANCIAL GUIDANCE
Revises 2005 fourth quarter guidance; provides 2007 outlook
Conference call begins at 4:30 p.m. Eastern time today
PALO ALTO, Calif. (December 19, 2005) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today introduced financial guidance for 2006, revised financial guidance for the fourth quarter of 2005 and provided an outlook for 2007.
Financial Guidance for 2006
The Company expects 2006 total revenues to be $215 million to $218 million. This represents 17% growth compared with 2005 total revenues, using the midpoint of the Company’s guidance for each period. This forecast for 2006 assumes sales growth of the Company’s four commercial products and the launch of Desilux™ in the fourth quarter of 2006, in addition to increased royalty revenue in the second half of the year from license agreements with Novartis and Pfizer. Product gross margins for 2006 are estimated to be 90%.
Operating expenses including depreciation for the year are expected to be $131 million to $134 million. The expense forecast assumes the filing of two new drug applications, clinical programs for at least two new drug candidates, expenses associated with the launch of Desilux and the vigorous prosecution of a patent infringement action against Perrigo relating to a generic formulation of clobetasol propionate foam, 0.05% (OLUX®).
Earnings per share on a diluted “If Converted” basis for 2006 are expected to be $0.86 to 0.88, excluding the impact of expensing stock-based compensation per Financial Accounting Standards No. 123(R). This diluted EPS forecast assumes a 38% tax rate and a diluted share count of approximately 40 million shares. The Company estimates the impact of stock-based compensation expensing to be $6 million to $7 million, or $0.09 to $0.11 per diluted share.
“Our forecast for continued growth in total revenues during 2006 reflects increased revenues for each of our four marketed products, Evoclin®, Soriatane®, OLUX and Luxiq®, as well as initial sales contribution from Desilux and new licensing revenues,” said Thomas G. Wiggans, chief executive officer of Connetics. “We also anticipate multiple new product launches over the next 18 months, fueling continued growth of our business. Sales from these new products are expected to more than offset any potential decline in our current revenue base due to the potential introduction of a competitive generic product in 2007. We will also continue to increase our investment in product development and marketing to drive future growth as we build the leading medical dermatology company in the U.S.”
Revised Forecast for Fourth Quarter and Full Year 2005
Connetics is lowering its total revenues forecast for the fourth quarter ending December 31, 2005 to $41 million to $42 million, compared with previous guidance of $47 million to $49 million, due largely to the potential threat of generic acitretin (Soriatane). While quarterly product revenues are expected to be lower, product demand based on current prescription data is projected to be in-line with the original guidance of $47 million to $49 million. The Company affirms that combined SG&A and R&D expenses (excluding depreciation) for the quarter are expected to be $29 million to $30 million.

The Company also stated it will book a tax asset of approximately $11 million to $12 million in the fourth quarter of 2005 due to its established history of profitability and projected future profitability, thereby increasing net income in the quarter while also increasing the expected tax rate for 2006.
Connetics also reported that under the stock repurchase program announced on November 1, 2005, it has purchased approximately 1.7 million shares of its common stock to date, for approximately $23 million.
As a result, diluted EPS for the fourth quarter is expected to be $0.37 to $0.40, including $0.27 to $0.30 per diluted share from booking the tax asset. The share assumption for the fourth quarter is approximately 40 million. This compares with previous guidance for fourth quarter diluted EPS of $0.24 to $0.26.
Based on the revised fourth quarter guidance, full year 2005 total revenues are now expected to be $184 million to $185 million, compared with previous guidance of $190 million to $192 million. The Company affirms that combined SG&A and R&D expenses for 2005 are projected to be $128 million to $129 million. Earnings per share on a diluted “If Converted” basis in 2005 are expected to be $0.87 to $0.90, compared with prior guidance of $0.74 to $0.76.
Outlook for 2007
Connetics also reported that it projects total revenues for 2007 to grow by at least 15% compared with 2006. This forecast assumes the contribution from multiple new products, and the affect of generic acitretin capsules (Soriatane) anticipated to be introduced in early 2007. This revenue forecast does not assume any contribution from Velac®. Based on this forecast for total revenues and a 38% tax rate, Connetics expects diluted EPS growth in 2007 of at least 25% compared with 2006, excluding the impact of expensing stock-based compensation per Financial Accounting Standards No. 123(R).
In determining the Company’s financial guidance, Connetics management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data for the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account the effect of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.
Conference Call
Connetics will host a conference call to discuss the content of this news release. The call will begin at 4:30 p.m. Eastern time/1:30 p.m. Pacific time today. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com; a replay will be available for 30 days. The telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern time/3:30 p.m. Pacific time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S. The Conference ID# is 3291589.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about sales growth of its product portfolio, investments in its product pipeline, revenues resulting from global licenses, product launches and related expenses, the filing of new drug applications with the FDA, the initiation of clinical trial programs, applicable tax rates and the impact of stock option expensing, the introduction and impact of competitive generic products, earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. All forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.
Company Contact:

John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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